Exhibit 10.14

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the "Agreement"), executed on the date signed below, is effective as of October 1, 2009, and is entered into by and between Viral Genetics, Inc. a Delaware corporation with its executive office located at 2290 Huntington Drive, Suite 100, San Marino, California 91108 (the "Company"), and JTL Enterprises Corp, a New York corporation with its executive office located at 453 Half Hollow Road, Dix Hills, New York 11746 ("Consultant"). This agreement shall supersede in its entirety the prior agreement dated September 1, 2009. The terms "Party" and "Parties" respectively refer to the Company and Consultant individually and collectively.

1. Services. The Company wishes to engage Consultant to assist it in matters related to general ledger accounting, financial reporting and controls regarding its filing requirements as may be required for the OTC Markets ("OTC") (formerly Pink Sheets OTC Market). Consultant shall act as the Company's accounting expert as required in its management prepared financial statement submissions to the OTC. This agreement shall apply to filings for the periods ended or ending September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

The following specific services (collectively, the "Services") are to be provided by Consultant to the Company:

•	Review of and/or recommendations for appropriate accounting policies and accounting for issuance of warrants and stock options as stock compensation or in connection with other forms transactions(ie. mergers, acquisitions;
•	Interface with Company management and consultants in preparing financial statements and compilation of other appropriate data;
•	Preparation of financial statements and notes to financial statements in accordance with generally accepted accounting principles required for inclusion periodic OTC;
•	If necessary, interface with the Company's independent accountants in connection with the audit and/or review of the foregoing statements and assistance to the Company in preparing and documentation for and assistance in the audit process, to the extent mutually agreed between the parties;
•	Assistance to the Company and its SEC or similar counsel in preparation of relevant sections of the initial disclosure statements and periodic OTC filings, including dilution and capitalization tables, etc. Assistance, if requested, in drafting responses to comment letters received as a result of such filings (if any) related to accounting and financial matters.

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The timely completion of the foregoing requires the participation and cooperation of the Company in providing the requisite information on a timely basis.

The Company may also engage Consultant to perform additional services not specifically mentioned above on mutually agreeable terms. These services could include, upon its resuming filing with the SEC, assistance in documenting or establishing compliance with the requirements of Sarbanes-Oxley Act related to internal controls over financial reporting.

2. Fees and Expenses. Compensation included in this paragraph for the Services are based upon the Consultant's and his of associates' actual hours incurred or to be incurred at actual hourly billing rates with an appropriate discount. Other than incidental amounts, out-of-pocket and travel expenses shall be approved by the Company in advance and the Consultant shall be reimbursed upon invoice. Based upon prior experience with Viral Genetics, Inc. and similar companies, and assuming current accounting functions continue to be performed by the Company's management and other consultants, it is estimated that the following fees will represent fair compensation to Consultant, his employees and agents for the foregoing Services (consisting of financial statements relating to 4 quarterly reports and an annual report). Services related to the period ended September 30, 2009 have been completed and Services relating to the year ended December 31, 2009 are in process. The structure of the compensation herein recognizes the need for these Services by the Company during a period where its cash flow may be limited. Consultant acknowledges that cash payments received to date satisfy cash retainers through December 31, 2009. Consultant shall be entitled to the following additional compensation — (i) and average of $3,000 per month for each of the 12 months in the period ending December 31, 2010, with a scheduled initial payment of $9,000 by March 31, 2010. This payment corresponds to payment for January 2010, February 2010 and March 2010. In the event, however, that the Company's cash flow is not adequate for part or all of these payments in the judgment of the Company, than Consultant may elect to accept payment in restricted shares of the Company based upon a conversion price of $0.03 per share and warrants exercisable for a five-year period to purchase an equal number of common shares of the Company at $0.04 per share. In that event, the Company shall cause share certificates and appropriate warrants to be issued within 10 days of notice by Consultant, plus (ii) effective as of the October 1, 2009, 2 million shares of restricted common stock of the Company and warrants to purchase an additional 2 million common shares of the Company for a period of 5 years priced as follows: (A) 500,000 shares at $0.03 per share, (B) 1,000,000 shares at $0.05 per share and (C) 500,000 shares at $0.06 per share Certificates for these common shares and formal warrants agreements shall be issued within 10 days of the execution by the parties of this Agreement.

3. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective affiliates, successors and assigns; provided however, that in no event shall Consultant's obligations to perform the Services be delegated or transferred by Consultant without the prior written consent of the Company.

4. Term. This Agreement shall commence on the date hereof and continue for the period of the Services as defined above. Upon completion of these services, the Agreement may be extended on terms mutually agreeable to both parties. It can be terminated in accordance with the provisions of Section 5 hereof. This Agreement may be modified on mutually agreeable terms in writing.

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5. Termination. (i) Either Party may terminate this Agreement on at least thirty (30) days prior written notice; provided, however, if Consultant, or any of its employees or other persons it engages to provide the Services, violate any of the provisions of this Agreement or engage in any criminal activity, the Company may immediately terminate this Agreement without providing said written notice. In the event of termination, the Parties shall finalize any billing based upon the amount of monthly billing specified in 2(i) through the date that services were provided and shall be payable immediately in the manner described in 2 (i). (ii) Nonpayment of Consultant's invoices in accordance with Paragraph 2 hereof shall be cause for termination by Consultant if such invoices are not paid in the accordance with 2 (i) and 2 (ii) within ten business days of notice to the Company.

6. Independent Contractor Relationship. The relationship of the Company to Consultant shall be that of contractor dealing at arm's length. Nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Consultant shall pay all applicable self-employment taxes for its employees or other persons it engages and will indemnify, defend and hold the Company harmless against all taxes or other contributions, costs, claims, penalties, interest, expenses or proceedings arising out of or in connection with such taxes and contributions. Neither Party shall have the power or right to bind or obligate the other Party.

7. Limitation of Liability Except as otherwise set forth herein, neither Party shall be liable for any special, incidental, indirect, consequential or punitive damages, including loss of profits, loss of business opportunity, or other economic loss, whether arising in contract or tort (including negligence), claimed to have been sustained by a Party directly or indirectly, as a result of or arising pursuant to this Agreement. Except for claims (including claims of personal injury, death, or property damage) caused by Consultant's bad faith, willful or wanton misconduct, gross negligence or recklessness, or a breach of Consultant's obligations under the paragraph captioned "Confidentiality," Consultant shall not be liable to the Company for damages in excess of the fees received by Consultant. The foregoing limitations shall apply even if Consultant is advised of the possibility of such damages or losses.

8. Indemnification. The Company shall indemnify, defend and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with any act or omission by the Company, including with respect to any filings by the Company with the SEC, the Pink Sheets markets or any other authority. The indemnification specified in the foregoing sentence shall also apply to Consultant in his role as an accounting expert for the Company. Consultant shall indemnify, defend and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with Consultant's bad faith, willful or wanton misconduct, gross negligence or recklessness in performing the Services.

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9. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given: (i) when delivered, if personally delivered; (ii) when sent by facsimile transmission, when receipt therefore has been duly received; or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or sent by recognized overnight courier, addressed as set forth in the preamble to this Agreement or to such other address as a Party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by an authorized officer of each Party. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. Except for controversies arising under Section 13 hereof; the Parties hereby irrevocably agree to waive trial by jury and that any controversy arising under or in relation to this Agreement shall be resolved by binding arbitration in the City of New York in accordance with the laws of the State of New York and the rules then in effect of the American Arbitration Association using a single, neutral arbitrator. The prevailing party in any court or arbitration proceeding hereunder shall be entitled to reimbursement of its fees, costs and expenses incurred therein, including those of its attorneys.

11. Severability. If in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other persons or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

12. Representations and Warranties of Consultant and the Company. Consultant hereby represents and warrants that: (i) it has the knowledge and skill, and possesses all necessary licenses, permits and authorizations required to provide the Services; (ii) Consultant shall exert reasonable efforts to perform the Services on a timely basis; (iii) it has the full and unrestricted right and authority to enter into and perform this Agreement; (iv) entering into and performing this Agreement does not and shall not breach or violate or conflict with any provision of any agreement or understanding, oral or written, between Consultant and any third party; and (v) The Company hereby represents and warrants it will cooperate and provide Consultant with: (a) all requested information on a timely basis; (b) all information, documents and disclosures that the Company has knowledge of or should have knowledge of that would be necessary for Consultant to perform hereunder; and (c) and specifically the Company and its management have and will specifically advise Consultant of all matters of which they are aware that would be necessary for the preparation of its financial statements by Consultant in accordance with generally accepted accounting principles.

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13. Confidentiality. Consultant understands and agrees that in the course of the engagement with the Company, it will receive and become aware of confidential and proprietary information, projects, practices, customer contacts, potential customers, methodologies and management philosophy relating to the Company's business (the "Confidential Information"). Consultant hereby acknowledges the sensitivity and confidential nature of the Confidential Information and covenants and agrees to keep all such Confidential Information strictly confidential. In this regard, Consultant shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Confidential Information it obtains or is otherwise exposed to or becomes aware of as a result of its engagement by the Company in any manner not expressly authorized by the Company in writing. Consultant understands and agrees that its obligation regarding the confidentiality of the Confidential Information shall continue for so long as such Confidential. Information remains confidential.

The obligation of confidentiality shall not apply to any Confidential Information: (i) which was already known to Consultant at the time of disclosure and Consultant promptly informs the Company thereof; (ii) which was already in the public domain; (iii) which becomes available to the public through no fault of Consultant; (iv) which is disclosed to others by the Company without restriction as to disclosure and/or commercial use; or (v) which is required to be disclosed by Consultant in response to an effective subpoena, administrative or court order, or other valid legal process but then only to the extent necessary to comply therewith.

Upon termination of this Agreement and upon request by the Company, Consultant will promptly return to the Company all documents, records or other items belonging to the Company, whether prepared by Consultant or furnished to it by the Company, or otherwise, and relating in any way to the business or Confidential Information of the Company.

IN WITNESS WHEREOF, and intending to be legally bound, this Agreement has been executed by the Company and Consultant as of the date first written above.

Viral Genetics, Inc.

By: /s/ Haig Keledjian     Date march 18, 2010

Name and Title: Haig Keledjian, President

JTL Enterprises Corp.

By: Myron W. Landin     Date March 18, 2010

Name and Title: Myron W. Landin CPA, President